Exhibit (j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of EIC Value Fund and Quality Dividend Fund and, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information of EIC Value Fund and Quality Dividend Fund each dated September 1, 2024, and each included in this Post-Effective Amendment No. 331 to the Registration Statement (Form N-1A, File No. 333-141120) of FundVantage Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated June 26, 2024, with respect to the financial statements and financial highlights of EIC Value Fund and Quality Dividend Fund (two of the funds constituting FundVantage Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended April 30, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, PA

August 28, 2024